Exhibit 99.1

Dallas, Texas	DATE

Frontier Oilfield Services, Inc (FOSI: OTCQB) announces the record results of Trinity Disposal and Trucking, LLC (TDT), its majority owned subsidiary. Income from operations during the production month of May 2012 reached $1,058,956.00 generating a corresponding EBITDA of $229,391.00.

Frontier acquired majority interest of TDT on June 6, 2012 as a result of a successful $5.5 million financing with Lonestar Income and Growth, LLC of Dallas, Texas. TDT’s monthly gross operating revenue for 2012 is currently on a projected annual run rate of $9 million and has an estimated $15 million unaudited value in assets consisting primarily of the value of commercial disposal wells, trucks, customer contracts and its operational office and real property.

Kenneth Conte, Vice President and CFO of Frontier stated, “We are pleased with the results of TDT to date and are currently having updated appraisals completed for inclusion in the consolidated 3rd quarter 10Q. We are anticipating a smooth integration with our anticipated future acquisitions.”

ABOUT TRINITY DISPOSAL and TRUCKING, LLC

TDT currently operates 8 permitted commercial disposal wells and 25 disposal tank trucks and trailers in a service area primarily located in East Texas and Northwestern Louisiana. There are approximately 4,000 producing wells within a 15 mile radius of TDT’s disposal sites in Marion, Harrison and Panola Counties. Operational headquarters is located in Marshall, Texas and its administrative headquarters are located at FOSI’s corporate offices in Dallas, Texas.

ABOUT FRONTIER OILFIELD SERVICES, INC

Frontier Oilfield Services, Inc.’s primary business focus on wastewater recovery and disposal was selected due to the recurring nature of the revenues, the relatively high margins and the strong barriers to entry by potential competitors because of the limited supply of state permitted commercial disposal wells. In addition, as a result of breakthroughs in fracking technology (the process by which shale oil and gas is extracted) exploration & production companies are faced with increasing volumes of, and thus challenges with regard to the disposal of, fracking fluids and saltwater. Frontier’s acquisition strategy in this highly fragmented, decentralized and essential sector of the energy services market, positions Frontier for potentially rapid expansion and substantial growth in the future.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risks factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; difficulty in managing operations of acquired businesses; and limited trading in the public market for the Company’s common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

(For more information contact Dick O’Donnell , EVP at Frontier Oilfield Services, Inc (972) 243-2610)